ICU Medical Completes the Acquisition of Hospira Infusion Systems from Pfizer

The addition of Hospira’s IV pumps, solutions, and devices business to ICU Medical’s existing portfolio creates a leading pure-play infusion therapy company with focus and global scale

SAN CLEMENTE, CA February 6, 2017. ICU Medical Inc. (NASDAQ: ICUI) today announced that it has completed its acquisition of the Hospira Infusion Systems business from Pfizer Inc. (NYSE: PFE). The Hospira Infusion Systems business includes IV pumps, solutions, and devices that, when combined with the company’s existing businesses, makes ICU Medical one of the world’s leading pure-play infusion therapy companies.

“We are pleased that Hospira Infusion Systems is now part of ICU Medical and welcome our new Hospira colleagues to the ICU team. We look forward to working together to continue providing quality, innovation and value to our clinical customers worldwide,” said Vivek Jain, chairman and chief executive officer at ICU Medical.

The Hospira Infusion Systems acquisition complements ICU Medical’s existing business to create a company with a complete IV therapy product portfolio from solutions to pumps to non-dedicated infusion sets. In addition, the acquisition gives ICU Medical a significantly enhanced global footprint and platform for continued competitiveness and long-term growth. With an integrated product offering, the company now holds industry-leading positions in key segments and has access to the full US infusion marketplace with a compelling product portfolio.

The company plans to announce full FY 2017 guidance on its Q4 Earnings call in late February.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including our full year 2016 guidance and our acquisition of the Hospira infusion systems business. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections about the Company and assumptions management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, decreased free cash flow, the inability to recapture conversion delays or part/resource shortages on anticipated timing, or at all, changes in product mix, increased competition from competitors, lack of continued growth or improving efficiencies, unexpected changes in the Company's arrangements with its largest customers and the Company's ability to meet expectations regarding the timing, completion and integration of the Hospira infusion systems business. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2015 and our subsequent filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU Medical Investor Contacts:
Scott Lamb, ICU Medical, Inc.
949-366-2183
slamb@icumed.com

John Mills, ICR, Inc
646-277-1254
John.Mills@icrinc.com

Media Contact:
Tom McCall, ICU Medical, Inc.
949-366-4368
tmccall@icumed.com